Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IGM BIOSCIENCES, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

IGM Biosciences, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (as amended from time to time, the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is IGM Biosciences, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on August 25, 1993 under the name “Palingen, Inc.”

2. That the board of directors has duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is IGM Biosciences, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which this corporation shall have authority to issue is (i) 265,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”) and (ii) 113,790,538 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

222,500,000 shares of the Common Stock are voting and are hereby designated as “Voting Common Stock” and 42,500,000 shares of the Common Stock are non-voting and are hereby designated as “Non-Voting Common Stock,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. For the avoidance of doubt, each reference to “Common Stock” in this Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), shall be deemed to include both Voting Common Stock and Non-Voting Common Stock. Furthermore, any reference to “Common Stock” issued by the Corporation in any contract, agreement or otherwise to which the Corporation is a party, whether before or after the date of filing of this Certificate of

Incorporation, shall refer to Voting Common Stock, unless specific reference is made to the Non-Voting Common Stock issued in respect of shares of Series C Preferred Stock converted pursuant to Section (d) of Article FIFTH hereof. The Preferred Stock shall be divided into three series. 2,650,000 shares of the Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock.” 60,140,538 shares of the Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock.” 51,000,000 shares of the Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock.” The Series A Preferred Stock and the Series B Preferred Stock are sometimes collectively referred to herein as the “Legacy Preferred Stock.”

FIFTH: The following is a statement of the designations, powers, privileges, rights, qualifications, limitations and restrictions in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article FIFTH refer to sections and subsections of this Article FIFTH.

(a) Dividends.

(i) Dividend Rights of Preferred Stock. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the board of directors of the Corporation (the “Board”), out of funds legally available therefor, cash or payment-in-kind dividends that shall accrue at an annual rate of (i) $0.04 per share of Series A Preferred Stock (the “Series A Dividend Rate”), (ii) $0.08 per share of Series B Preferred Stock (the “Series B Dividend Rate”), and (iii) $0.16 per share of Series C Preferred Stock (the “Series C Dividend Rate”). Dividends with respect to Series C Preferred Stock shall rank in preference and priority to any payment of any dividend on Legacy Preferred Stock. Dividends with respect to Series A Preferred Stock and Series B Preferred Stock shall rank in parity to one another, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. No dividends shall be cumulative and no right to any dividends shall accrue unless declared by the Board. No dividends or other distributions shall be made with respect to the Common Stock in any fiscal year (other than dividends payable in Common Stock on shares of Common Stock payable to effect a stock split) until dividends in the amount of at least the Series A Dividend Rate per share of Series A Preferred Stock, the Series B Dividend Rate per share of Series B Preferred Stock, and the Series C Dividend Rate per share of Series C Preferred Stock have been declared and paid or set apart during that fiscal year. After the payment of the dividends described above in this Subsection (a)(i), any additional dividends declared shall be distributed among all holders of Preferred Stock and all holders of Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted into Common Stock utilizing the then effective Conversion Price (as determined pursuant to Section (d) below).

(ii) Definition of Distribution. For purposes of this Section (a), unless the context otherwise requires, a “distribution” shall mean the transfer of cash or other property including any securities of the Corporation other than Common Stock, without consideration whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services) for cash or property.

(b) Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(i) Distribution to Holders of Preferred Stock.

(A) Unless waived in writing by the Requisite Holders ten (10) days prior to any distribution, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of the Legacy Preferred Stock and Common Stock by reason of their ownership of such stock, the amount of $2.00 per share for each share of Series C Preferred Stock then held by them, in each case adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares, and, in addition, all declared but unpaid dividends on such Series C Preferred Stock. If the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount to which they are entitled under this Subsection (b)(i)(A), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among such holders of the Series C Preferred Stock in proportion and preference to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(B) The holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive (on parity as among such Series), prior and in preference to any distribution to the holders of the Common Stock by reason of their ownership of such stock, the amount of (a) $0.50 per share for each share of Series A Preferred Stock then held by them and (b) $1.00 per share for each share of Series B Preferred Stock then held by them, in each case adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares, and, in addition, all declared but unpaid dividends on such Legacy Preferred Stock. If the assets and funds thus distributed among the holders of the Legacy Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount to which they are entitled under this Subsection (b)(i)(B), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Legacy Preferred Stock in proportion and preference to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii) Distribution to Holders of Common Stock. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as set forth in Subsection (b)(i) above, the holders of the Common Stock shall be entitled to receive the amount of $0.01 per share for each share of Common Stock held by them. If the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution to the Common Stock shall be distributed ratably among the holders of the Common Stock.

(iii) Distribution of Remaining Assets. After payment has been made to the holders of the Preferred Stock and Common Stock of the full amounts to which they shall be entitled as set forth in Subsections (b)(i) and (b)(ii) above, respectively, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted into Common Stock immediately prior to such liquidation, dissolution or winding up, utilizing the then effective Conversion Price (as determined pursuant to Section (d) below).

(iv) Deemed Liquidations. For purposes of this Section (b), each of the following events shall be considered a “Deemed Liquidation” unless the Requisite Holders elect otherwise in a written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event: (A) a merger or consolidation of the Corporation with or into any other corporation or corporations or person or entity or entities, or the merger or consolidation of any other corporation or corporations or person or entity or entities into the Corporation, in which merger or consolidation the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such merger or consolidation and in which the stockholders of the Corporation do not own at least 50% of the voting power of the surviving corporation or entity after the merger or consolidation as a result of their ownership of shares of the Corporation or (B) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation. In the event of a Deemed Liquidation, distributions to the stockholders of the Corporation shall be made in accordance with Section (b) above. For the avoidance of doubt, none of the following shall be a Deemed Liquidation: (X) a consolidation with a wholly owned subsidiary of the Corporation; (Y) a merger effected exclusively to change the domicile of the Corporation, or (Z) a bona fide equity financing in which the Corporation is the surviving corporation.

(c) Redemption of Preferred Stock. The Preferred Stock shall not be redeemable.

(d) Conversion. The Preferred Stock shall be convertible into Common Stock of the Corporation as follows:

(i) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock.

(ii) Conversion Formula. Upon a holder of Preferred Stock’s exercise of the conversion rights set forth in Subsection (d)(i) or an automatic conversion pursuant to Subsection (d)(iii), such shares of Preferred Stock shall be converted into the number of fully paid and nonassessable shares of Voting Common Stock as is determined by dividing (a) in the case of the Series A Preferred Stock, $0.50 by the Series A Conversion Price (as defined below) then in effect, as determined as hereinafter provided, (b) in the case of the Series B Preferred Stock, $1.00 by the Series B Conversion Price (as defined below) then in effect, as determined as hereinafter provided, and (c) in the case of the Series C Preferred Stock, $2.00 by the Series C Conversion Price (as defined below) then in effect, as determined as hereinafter provided. The initial “Series A Conversion Price” shall be $0.50, and the initial “Series B Conversion Price” shall be $1.00 and the initial “Series C Conversion Price” shall be $2.00. The Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price are sometimes hereinafter referred to collectively as the “Conversion Prices” and individually as a “Conversion Price.” Such initial Conversion Prices shall be subject to adjustment as provided herein.

(iii) Automatic Conversion. Subject to Subsection (d)(v), each share of Preferred Stock shall automatically be converted into shares of Voting Common Stock at the applicable Conversion Price then in effect upon the earlier of (i) the written consent of the Requisite Holders and holders of 29,868,161 shares of Legacy Preferred Stock (ii) immediately prior to the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock listed on a nationally recognized stock exchange to the public (an “IPO”), if such IPO is approved by any two of Baker Bros. Advisors LP (“BBA”), Redmile Group (“RG”) or Haldor Topsøe Holding A/S (“HTH”), or (iii) immediately prior to the closing of a firm-commitment underwritten IPO at a price per share (before deduction of underwriter discounts and commissions and offering expenses) of not less than $2.20 per share (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares) and gross proceeds to the Corporation of not less than $75,000,000 (a “Qualified IPO”). “Requisite Holders” shall mean BBA and RG (the “Lead Investors”) so long as BBA and RG each hold at least 7,500,000 and 6,250,000 shares of Series C Preferred Stock, respectively (the “Requisite Holder Threshold”), and if the Requisite Holder Threshold is not met, then the holders of a majority of the then outstanding Series C Preferred Stock.

(iv) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then current fair value of the Common Stock, as determined in good faith by the Board. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall give written notice to the Corporation at its corporate headquarters that such holder elects to convert; provided, however, that in the event of an automatic conversion pursuant to Subsection (d)(iii), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares. The Corporation shall, as soon as practicable after conversion, deliver to each holder a check payable to the holder in the amount of (A) any cash amounts payable as the result of a conversion into fractional shares of Common Stock and (B) any declared but unpaid cash dividends. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of written notice to the Corporation of election to convert, or in the case of automatic conversion, on the date of the approval or the closing of the sale of shares in the Qualified IPO, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(v) Non-Voting Common Stock

(A) General. The Non-Voting Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to the Voting Common Stock, except that the Non-Voting Common shall be non-voting and convertible into Voting Common Stock as set forth in this Subsection (d)(v).

(B) Conversion to Non-Voting Common Stock. In the event of an IPO, the Series C Preferred Stock held by HTH and the Lead Investors will convert into either Voting Common Stock or Non-Voting Common Stock, at the election of and in the proportions determined by such investor at such investor’s sole discretion.

(C) Beneficial Ownership Limit. The “Beneficial Ownership Limitation” means initially 4.99% of the Voting Common Stock. Each of the Lead Investors may increase the Beneficial Ownership Limitation with respect to such investor upon 61 days’ written notice prior to the conversion and may decrease the Beneficial Ownership Limitation at any time upon providing written notice of such election.

(D) Conversion from Non-Voting Common Stock into Voting Common Stock. Any holder of Non-Voting Common Stock may elect to convert each share of Non-Voting Common Stock into one fully paid and non-assessable share of Voting Common Stock at any time by providing written notice to the Corporation; provided, however, that such shares of Non-Voting Common Stock may only be converted by each of the Lead Investors into shares of Voting Common Stock during such time or times as immediately prior to or as a result of such conversion would not result in the holder(s) thereof beneficially owning in excess of the Beneficial Ownership Limitation.

(E) Mechanics of Conversion. Any conversion of shares of Series C Preferred Stock into Voting Common Stock or Non-Voting Common Stock, or from Non-Voting Common Stock to Voting Common Stock shall be subject to the procedures and mechanics set forth in Subsection (d)(iv) (mutatis mutandis), with the shares of Voting Common Stock issuable upon conversion of Series C Preferred Stock or Non-Voting Common Stock to be delivered within two trading days following the satisfaction of the conditions set forth in Subsection (d)(iv).

(vi) Adjustments to Conversion Prices.

(A) Adjustments for Subdivision. Combination or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise) into a greater number of shares of Common Stock, the Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(B) Adjustments for Reclassification; Exchange. and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then concurrently with the effectiveness of such reorganization or reclassification, the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock as the holders would have received upon the conversion of the applicable Series of Preferred Stock immediately before the reorganization or reclassification, and appropriate adjustment shall be made (as determined in good faith by the Board) in the application of the provisions of this Subsection (d)(vi) such that they shall apply, as nearly as reasonably possible, to the other class or classes of stock deliverable upon conversion of the Preferred Stock.

(C) Adjustments for Dilutive Issuance. If the Corporation shall issue any Additional Stock (as defined in Subsection (d)(vi)(D) below) without consideration (other than as described in Subsection (d)(vi)(A) above) or for a consideration per share less than the Series A Conversion Price (in the case of the Series A Preferred Stock), the Series B Conversion Price (in the case of the Series B Preferred Stock) or the Series C Conversion Price (in the case of the Series C Preferred Stock) in effect immediately prior to the issuance of such Additional Stock, the applicable Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Subsection (d)(vi)(C)) be reduced to a price (rounded to the nearest one-hundredth of a cent, with results halfway or greater between hundredths rounded up) determined by multiplying such Conversion Price by a fraction:

(x) the numerator of which shall be the number of shares of Common Stock outstanding, including all shares of Common Stock then issuable upon (i) the conversion of all outstanding shares of Preferred Stock and (ii) exercise of all outstanding options, immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such Additional Stock so issued would purchase at the applicable Conversion Price, and

(y) the denominator of which shall be the number of shares of Common Stock outstanding, including all shares of Common Stock then issuable upon (i) the conversion of all outstanding shares of Preferred Stock and (ii) exercise of all outstanding options, immediately prior to such issuance, plus the number of such Additional Stock so issued.

(1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

(3) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock):

(aa) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in paragraphs (1) and (2) above of this Subsection (d)(vi)(C)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby, and no further adjustment of the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such options or rights;

(bb) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in paragraphs (1) and (2) of this Subsection (d)(vi)(C)), and no further adjustment of the Conversion Price shall be made upon the subsequent issue of shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock upon the conversion or exchange of such convertible securities or the exercise of such options or rights;

(cc) on any change in the consideration payable to the Corporation or in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall be readjusted to such Conversion Price as would have been obtained had the adjustment been made after such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities; and

(dd) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall be readjusted to such Conversion Price as would have been obtained had such options or rights never been issued.

(D) Definition of “Additional Stock”. “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to paragraph (3) of Subsection (d)(vi)(C)) by this Corporation after the date of filing of this Amended and Restated Certificate of Incorporation other than:

(1) securities issued or issuable upon conversion of the Preferred Stock, or as a dividend or distribution on the Preferred Stock;

(2) securities issued or issuable upon the conversion of any debenture, warrant, option, or other convertible security;

(3) Common Stock issued or issuable pursuant to a transaction described in Subsection (d)(vi)(A) hereof;

(4) Common Stock (or options to purchase such Common Shares) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to any plan approved by the Corporation’s Board or a committee thereof to which authority has been delegated (which approval shall include a director designated by the Series C Preferred Stock), including the IGM Biosciences, Inc. 2010 Stock Plan, as may be amended from time to time in accordance with the foregoing approvals, or the IGM Biosciences, Inc. 2018 Omnibus Incentive Plan, as may be amended from time to time in accordance with the foregoing approvals (for the sake of clarity, approval of a director designated by the Series C Preferred Stock shall not be required with respect to any currently outstanding stock or options granted under the 2010 Stock Plan or 2018 Omnibus Incentive Plan, or any future issuances under such plans);

(5) securities issued to banks, equipment lessors or other financial institutions or real property lessors in a transaction approved by the Board (which approval shall include at least one director designated by the Series C Preferred Stock);

(6) securities issued in connection with transactions with suppliers or third party service providers, in each case approved by the Board (which approval shall include at least one director designated by the Series C Preferred Stock); or

(7) securities issued in an acquisition approved by the Board (which approval shall include at least one director designated by the Series C Preferred Stock) (clauses (1) through (7), collectively, the “Exempted Securities”).

(E) Exceptions. No adjustment of the Conversion Price for a series of Preferred Stock shall be made pursuant to Subsection (d)(vi)(C) if the amount of any such adjustment would be an amount less than $0.01 per share, but any such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any other subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more. Except to the limited extent provided for in subparagraphs (cc) and (dd) of paragraph (3) of Subsection (d)(vi)(C), no adjustment of such Conversion Price pursuant to Subsection (d)(vi)(C) shall have the effect of increasing the Conversion Price for a series of Preferred Stock above the Conversion Price in effect for such series of Preferred Stock immediately prior to such adjustment.

(F) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Subsection (d)(vi), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) all such adjustments and readjustments, (2) the applicable Conversion Price at the time in effect and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

(e) Voting Rights. Except as otherwise required by law or Subsections (f) or (g), the holders of Preferred Stock and the holders of Voting Common Stock shall be entitled to notice of any stockholders meeting and to vote together (on an as-converted basis) as a single class upon any matter submitted to stockholders for a vote or written consent. Except as required by law, the holders of Non-Voting Common Stock shall have no voting rights on any matter and the shares of Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any matter. In any matter submitted to stockholders for a vote or written consent, each share of Voting Common Stock issued and outstanding shall have one vote. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such holder’s Preferred Stock is convertible, as adjusted from time to time pursuant to Section (d) hereof, at the record date for determination of the stockholders entitled to vote or consent on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of Non-Voting Common Stock shall not be entitled to vote at any meetings of stockholders (or written actions in lieu of meetings) and the shares of Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any matter. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

(f) Legacy Preferred Stock Protective Provisions.

(i) In addition to any other rights provided by law, so long as 31,395,269 of Legacy Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the approval of the holders of at least a majority of the voting power of the outstanding shares of the Legacy Preferred Stock, voting together as a single class on an as-converted-to-Common-Stock basis

(A) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws in a manner which is disproportionately adverse to the Legacy Preferred Stock (provided that the creation or issuance of a new series of senior Preferred Stock shall not in and of itself trigger such provision); or

(B) increase or decrease the authorized number of shares of Legacy Preferred Stock.

(g) Series C Preferred Stock Protective Provisions.

(i) In addition to any other rights provided by law, so long as at least 25,000,000 shares of Series C Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the Requisite Holders, cause either this Corporation or any direct or indirect subsidiary of this Corporation to:

(A) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any other transaction treated as a Deemed Liquidation under Subsection (b)(iv);

(B) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws in a manner which is disproportionately adverse to the Series C Preferred Stock;

(C) create or authorize the creation or issuance of any equity security, or any security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to the Series C Preferred;

(D) purchase or redeem or pay any dividend on any capital shares prior to the Series C Preferred Stock, other than shares repurchased from employees or consultants in connection with the cessation of their employment or services, at no greater than cost or as approved by the Board, including one of the directors designated by the Series C Preferred;

(E) create or authorize the creation of any debt security if the Corporation’s aggregate indebtedness would exceed $500,000, unless such debt security has received the prior approval of the Board, including the approval of one of the directors designated by the Series C Preferred;

(F) create or hold capital stock in, any subsidiary that is not wholly-owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(G) increase or decrease the size of the Board; or

(H) cause or permit, or cause or permit any of its subsidiaries to sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

EIGHTH: Except as otherwise provided in this Certificate of Incorporation, the number of directors which constitute the whole Board of the Corporation shall be as specified in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws shall provide. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

NINTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

TENTH:

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

(b) To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article TENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

(c) Right of Claimant to Bring Suit. If a claim under paragraph (a) of Article TENTH is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

(d) Non-Exclusivity of Rights. The rights conferred on any person by paragraphs (a) and (b) of Article TENTH shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(e) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

(f) Excluded Opportunity. The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Subsection (f) of Article TENTH will only be prospective and will not affect the rights under this Subsection (f) in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Certificate of Incorporation, the affirmative vote of the Requisite Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Subsection (f).

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 30th day of August, 2019.

By:	/s/ Fred Schwarzer
Fred Schwarzer Chief Executive Officer

(Signature page to the Amended and Restated Certificate of Incorporation)

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IGM BIOSCIENCES, INC.

IGM Biosciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is IGM Biosciences, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “SOS”) on August 25, 1993 under the name of Palingen, Inc. The Corporation’s most recent Amended and Restated Certificate of Incorporation was filed with the SOS on August 30, 2019 (the “Restated Certificate”).

2. This Certificate of Amendment to the Restated Certificate (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and amends the provisions of the Restated Certificate.

3. The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL and written notice pursuant to Subsection 228(e) of the DGCL has been or will be given to those stockholders whose written consent has not been obtained.

4. ARTICLE FOURTH of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“Immediately upon the filing of this Certificate of Amendment, each 6.6084 outstanding shares of Voting Common Stock, each 6.6084 outstanding shares of Non-Voting Common Stock, each 6.6084 outstanding shares of Series A Preferred Stock, each 6.6084 outstanding shares of Series B Preferred Stock and each 6.6084 outstanding shares of Series C Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Voting Common Stock, one (1) share of Non-Voting Common Stock, one (1) share of Series A Preferred Stock, one (1) share of Series B Preferred Stock and one (1) share of Series C Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and each certificate share number will then be rounded down to the nearest whole number. No fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.

The total number of shares of all classes of stock which this corporation shall have authority to issue is (i) 40,100,477 shares of Common Stock, $0.01 par value per share (“Common Stock”) and (ii) 17,219,074 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). 33,669,269 shares of the Common Stock are voting and are hereby designated as “Voting Common Stock” and 6,431,208 shares of the Common Stock are non-voting and are hereby designated as “Non-Voting Common Stock,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. For the avoidance of doubt, each reference to “Common Stock” in this Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), shall be deemed to include both Voting Common Stock and Non-Voting Common Stock. Furthermore, any reference to “Common Stock” issued by the Corporation in any contract, agreement or otherwise to which the Corporation is a party, whether before or after the date of filing of this Amended and Restated Certificate of Incorporation, shall refer to Voting Common Stock, unless specific reference is made to the Non-Voting Common Stock issued in respect of shares of Series C Preferred Stock converted pursuant to Section (d) of Article FIFTH hereof. The Preferred Stock shall be divided into three series. 401,004 shares of the Preferred Stock are hereby designated “Series A Preferred Stock.” 9,100,620 shares of the Preferred Stock are hereby designated “Series B Preferred Stock.” 7,717,450 shares of the Preferred Stock are hereby designated “Series C Preferred Stock.” The Series A Preferred Stock and the Series B Preferred Stock are sometimes collectively referred to herein as the “Legacy Preferred Stock.”

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IN WITNESS WHEREOF, IGM BIOSCIENCES, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and President this 30th day of August, 2019.

IGM BIOSCIENCES, INC.

By:	/s/ Fred Schwarzer
Fred Schwarzer Chief Executive Officer and President